Exhibit 10.1
FOURTH AMENDMENT
to the
XCEL ENERGY INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
2009 Restatement

WHEREAS, Xcel Energy Inc. (the “Employer”) established the Xcel Energy Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, the Employer now wishes to amend the Plan to permit discretion in its ability to adjust matching contributions;

NOW, THEREFORE, Effective January 1, 2017, the Plan is hereby amended as follows:

1.	Section 1.2.4 is amended in its entirety to read as follows:

1.2.4	Annual Incentive Bonus — the annual incentive award, if any, payable to a
Participant from time to time pursuant to the Employer’s annual incentive plan or plans.

For purposes of this Section, all or part of an Annual Incentive Bonus may be considered “performance based compensation” if the award is based on services performed over a period of at least twelve months and meets the definition of performance based compensation found in Code Section 409A and the regulations issued thereunder.

2.	Section 3.3(c) is amended in its entirety to read as follows:

(c)
Employer Matching Credits. At such time as the Administrator shall determine, but no later than 180 days after the close of the Plan Year, the Employer will determine whether an Employer Matching Contribution will be made for the Plan Year. If the Employer determines that an Employer Matching Contribution will be made on behalf of its Participants, then the Employer Matching Credit Subaccount of each such Participant (other than a Participant subject to the Traditional Benefit under the Xcel Energy Pension Plan) who makes Pre-tax Salary Deferrals for a Plan Year, and whose Base Salary exceeds the limit of Code Section 401(a)(17), or whose maximum allowable elective deferral is limited by Code Sections 415 or 402(g) that otherwise prohibits the Participant from receiving a full match within the Xcel Energy 401(k) Savings Plan for the Plan Year shall be allocated an Employer Matching Credit. The Employer Matching Credit formula will be based on the Matching Contribution formula applicable to such Participant under the Xcel Energy 401(k) Savings Plan for the Plan Year, calculated as though none of the afore-mentioned limits apply.

3.	Section 3.4.4 “Phantom Stock” is amended to read as follows:
3.4.4 Phantom Stock. Notwithstanding the foregoing provisions of this Section 3.4, the Employer Matching Credit Subaccount, if any, of a Participant shall be valued and adjusted in value from time to time as if such credit had been made and invested in common stock of the Principal Sponsor (or a fund primarily consisting of common stock of the Principal Sponsor), pursuant to such rules as the Committee may in its discretion from time to time determine. Effective for Employer Matching Credits made for Plan Years on and after January 1, 2017, the initial investment will not be in phantom shares of common stock of the Principal Sponsor, but will instead be made in the investment funds as may be selected by the Participant.
IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 23rd day of October, 2017.
XCEL ENERGY INC.
By: /s/ Marvin E. McDaniel
Title: Executive Vice President, Group President of Utilities, and Chief Administrative Officer